Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRMOUNT SANTROL ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2015 RESULTS

•	Fourth-quarter 2015 total company volumes down 5% sequentially, I&R volumes down 3% sequentially and Proppant Solutions volumes down 7% sequentially – with frac sand volumes down 4% sequentially and coated proppant volumes down 26% sequentially

•	75% of fourth-quarter Northern White frac sand volumes shipped via unit train

•	Full-year 2015 total volumes of 8.5 million tons down 12%, with raw frac sand volumes of 5.4 million tons down 5%, compared with 2014

•	Full-year 2015 revenue of $828.7 million

•	Full-year free cash flow of $122.0 million, after capital expenditures of $113.8 million, and resulting in cash balance of $171.5 million at December 31, 2015

CHESTERLAND, Ohio – March 10, 2016 – Fairmount Santrol (NYSE: FMSA) today announced results for the fourth quarter and full year ended December 31, 2015.

Fourth-Quarter 2015 Results

Fourth-quarter 2015 revenue totaled $134.9 million, down 21% from $171.0 million in the third quarter of 2015, and down 62% from $353.8 million for the same period in 2014. Overall sales volumes were 1.9 million tons for the quarter, a decline of 5% from 2.0 million tons in the third quarter of 2015 and a decline of 23% from 2.5 million tons in the fourth quarter of 2014.

For the fourth quarter, the Company had a net loss of $90.8 million, or $(0.56) per diluted share, compared with a net loss of $46.2 million, or $(0.29) per diluted share, in the third quarter of 2015, and net income of $37.9 million, or $0.23 per diluted share, for the fourth quarter of 2014. The Company’s fourth-quarter net loss includes the impact of non-cash charges from a $69.2 million impairment of the goodwill balance; $7.3 million in impairments of plant assets which are being marketed for sale; $5.0 million from adjustments to accounts receivable and inventory reserve balances; and a tax benefit of $14.0 million. The accounts receivable and inventory balances were adjusted in accordance with accounting practices to adjust bad debt reserves given current market conditions and to value inventory levels to lower of current cost or market pricing. The tax benefit recognized in the fourth quarter was unfavorably impacted by recording a $27.2 million valuation allowance against certain tax asset carryforwards. The Company expects a cash tax refund in 2016 based on 2015 losses.

Adjusted EBITDA for the fourth quarter was $4.7 million compared with $21.8 million in the third quarter of 2015. The sequential decline was largely due to average proppant pricing declines of approximately 5%, and declines in resin-coated proppant volumes during, primarily, the month of December. Adjusted EDITDA for the fourth quarter also was negatively impacted by the $5.0 million of non-cash adjustments to accounts receivable and inventory balances as noted above.

Adjusted earnings per diluted share were $(0.10) for the fourth quarter, compared with $(0.05) in the third quarter of 2015 and $0.24 in the fourth quarter of 2014. Fourth-quarter adjusted earnings per diluted share excludes the after-tax impact of the goodwill impairment of $0.26 per diluted share, the after-tax impact of plant asset impairments and restructuring charges of $0.03 per diluted share, and the tax benefit of $0.17 per diluted share.

Full-Year 2015 Results

Full-year revenue totaled $828.7 million, compared with $1.36 billion in 2014. Sales volumes totaled 8.5 million tons, compared with 9.6 million tons in the prior year.

For full-year 2015, net loss was $92.1 million, or $(0.57) per diluted share, compared with net income of $170.4 million, or $1.03 per diluted share, for the prior year.

Full-year adjusted earnings per diluted share were $0.06 compared with adjusted earnings per diluted share of $1.07 for 2014. Adjusted earnings per diluted share excludes the after-tax impact of the goodwill impairment of $0.26 per diluted share, the after-tax impact of plant asset impairments and restructuring charges of $0.11 per diluted share, and the impact of the non-cash tax benefit of $0.27 per diluted share. Adjusted EBITDA for 2015 was $138.1 million, compared with Adjusted EBITDA of $397.3 million in 2014.

“Our overall fourth-quarter 2015 volumes were better than anticipated, despite the worsening conditions in the oil and gas industry,” said Jenniffer Deckard, President and Chief Executive Officer. “Our product portfolio, in-basin footprint and logistics flexibility enable us to provide our customers with multiple avenues to optimize their efficiencies and reduce their overall costs. These differentiators led us to better sustain overall volumes relative to the market trends, and to enhance our position as a supplier of choice as our customers continue with their initiatives to consolidate their proppant suppliers.”

Deckard added, “Although 2015 was a challenging year, our team has been both resilient and innovative, and we remain unwavering in our commitment to helping our customers succeed. The actions we’ve taken over the last 15 months to increase efficiencies and reduce costs throughout our business have enhanced our flexibility and our ability to maintain our market leadership position. The results of these actions will continue to have a positive impact on our business in 2016. We also will benefit from completing the phase two expansion of our low-cost and optimally located Wedron, Illinois, facility in the second quarter of 2016 and the continued expansion of our unit train capabilities and overall network flexibility. We believe Fairmount Santrol will remain commercially well-positioned to compete within the current market conditions, as well as to capitalize on the eventual recovery.”

Business Segments

Proppant Solutions Segment

Total Proppant Solutions volumes for the fourth quarter of 2015 were 1.4 million tons, down 7% compared with the third quarter of 2015 and down 28% compared with the prior-year period. Raw frac sand volumes were 1.3 million tons, down 4% sequentially and down 17% compared with volumes for the same period a year ago. Coated proppant volumes were 114,000 tons, down 26% versus the third quarter of 2015 and down 70% from the prior-year period. The Company’s percentage of products shipped FOB plant increased by six percentage points to 34% compared to the third quarter, with 66% of products sold in-basin in the fourth quarter.

Proppant Solutions revenue totaled $107.5 million in the fourth quarter, a 24% decrease compared with $141.6 million in the third quarter of 2015 and a 67% decrease compared with $324.4 million in the same period a year ago. The decrease in fourth-quarter Proppant Solutions revenue was due to average proppant pricing declines of approximately 5% sequentially, a shift in sales toward FOB plant shipments, and declines in resin-coated proppant volumes primarily in the month of December.

Adjusted contribution margin for the Proppant Solutions segment decreased to $9.5 million in the fourth quarter, from $22.1 million in the third quarter of 2015 and $112.8 million in the fourth quarter of 2014.

Fairmount Santrol continues to enhance its unit train capabilities, which are of growing importance to its customers and to the Company’s ability to provide a cost-effective in-basin proppant solution. In the fourth quarter of 2015, the Company shipped approximately 75% of total Northern White sand volumes via 68 unit trains, compared with 55% of total Northern White sand volumes shipped via 56 unit trains during the third quarter. In addition to the expanded unit train capacities associated with the Wedron expansion, Fairmount Santrol recently added two new unit train-capable terminals, bringing its total number of unit train-capable destinations to seven, all of which are well-positioned to cost-effectively serve Proppant Solutions customers.

Industrial and Recreational Products Segment

Industrial and Recreational volumes were 0.55 million tons in the fourth quarter, down 3% from the third quarter of 2015 and down approximately 6% compared with the fourth quarter a year ago.

Revenue for the Industrial and Recreational segment was $27.5 million in the fourth quarter, down approximately 6% from the $29.4 million last quarter and $29.4 million for the same period a year ago.

Adjusted contribution margin for the Industrial and Recreational segment was $9.5 million versus $11.0 million in the third quarter of 2015 and $7.6 million in the fourth quarter of 2014. The increase in 2015 margins was predominantly due to product mix and to the Company’s lower-cost sourcing model.

Balance Sheet and Other Information

Cash and cash equivalents totaled $171.5 million as of December 31, 2015, and total debt was $1.24 billion compared with $1.25 billion at the end of 2014.

Capital expenditures during the fourth quarter were $22.2 million. Full-year capital expenditures totaled $113.8 million, with most of the spending associated with the expansion of the Company’s low-cost and optimally located Wedron, Illinois, sand processing facility.

The Company had a negative free cash flow, after capital expenditures, of $3.6 million during the fourth quarter and a positive free cash flow, after capital expenditures, of $122.0 million during calendar year 2015.

The Company expects 2016 capital expenditures to be between $15 million and $20 million.

Outlook

The Company is not providing earnings guidance due to the ongoing uncertainty in the oil and gas markets.

Definition and Use of Certain GAAP and Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense, income tax expense, depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA before non-cash stock-based compensation, transaction expenses, impairment of assets, loss on extinguishment of debt, gain or loss on disposal of assets, and certain other non-cash income or expenses. The Company believes EBITDA and adjusted EBITDA are useful because they allow management to more effectively evaluate our operational performance and compare the results of our operations from period to period without regard to our financing methods or capital structure.

Segment contribution margin is defined as total revenues less the cost of goods sold to produce and deliver the products of each segment and less selling, general & administrative expenses that are directly attributable to each segment. The definition excludes certain corporate costs not associated with the operations of the segment.

Conference Call

Fairmount Santrol will host a conference call and live webcast for analysts and investors today at 9 a.m. Eastern Time to discuss the Company’s 2015 fourth-quarter and full-year financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the Investor Relations section of the Company’s website at FairmountSantrol.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (877) 201-0168 or for international callers, (647) 788-4901. The passcode for the call is 28907398. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or (404) 537-3406. The passcode for the replay is 28907398. The replay of the call will be available through March 17, 2016.

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based products used by oil and gas exploration and production companies to enhance the productivity of their wells. The Company also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its global logistics capabilities include a wide-ranging network of distribution terminals and thousands of rail cars that allow the Company to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to all three pillars of sustainable development, People, Planet and Prosperity. Correspondingly, the Company’s motto and action orientation is: “Do Good. Do Well.” For more information, visit FairmountSantrol.com.

Investor contact:

Sharon Van Zeeland

440-279-0204

Sharon.VanZeeland@fairmountsantrol.com

Media contact:

Kristin Lewis

440-279-0245

Kristin.Lewis@fairmountsantrol.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include: changes in prevailing economic conditions, including continuing pressure on and fluctuations in demand for, and pricing of, our products; possible adverse effects of being leveraged, including interest rate, event of default or refinancing risks, as well as potentially limiting the Company’s ability to invest in certain market opportunities; our ability to successfully develop and market new products, including Propel SSP™; our rights and ability to mine our property and our renewal or receipt of the required permits and approvals from government authorities and other third parties; our ability to implement capacity expansion plans within our time and budgetary parameters; increasing costs or a lack of dependability or availability of transportation services or infrastructure and geographic shifts in demand; changing legislative and regulatory initiatives relating to our business, including environmental, mining, health and safety, licensing, reclamation and other regulation relating to hydraulic fracturing (and changes in their enforcement and interpretation); silica-related health issues and corresponding litigation; seasonal and severe weather conditions; and other operating risks that are beyond our control.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Fairmount Santrol Holdings Inc.’s filings with the Securities and Exchange Commission (“SEC”). The risk factors and other factors noted in our filings with the SEC could cause our actual results to differ materially from those contained in any forward-looking statement.

Fairmount Santrol

Condensed Consolidated Statements of Income

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(in thousands, except share and per share amounts)		(in thousands, except share and per share amounts)
Revenue	$134,946	$353,756	$828,709	$1,356,458
Cost of sales (excluding depreciation, depletion, amortization, and stock compensation expense shown separately)	109,488	220,569	608,845	851,454

Operating expenses
Selling, general and administrative expenses	19,128	35,105	80,666	114,227
Depreciation, depletion and amortization expense	18,995	16,587	66,754	59,379
Stock compensation expense	(2,655)	7,897	4,525	16,571
Restructuring charges	7,850	—	27,451	—
Goodwill impairment	69,246	—	69,246	—
Other operating expense	1,635	2,551	1,357	3,163

Income (loss) from operations	(88,741)	71,047	(30,135)	311,664

Interest expense, net	16,077	9,797	62,242	60,842
Other non-operating expense	—	39	1,492	2,786

Income (loss) before provision for income taxes	(104,818)	61,211	(93,869)	248,036

Provision (benefit) for income taxes	(13,996)	23,565	(1,939)	77,413

Net income (loss)	(90,822)	37,646	(91,930)	170,623
Less: Net income attributable to the non-controlling interest	9	(267)	205	173

Net income (loss) attributable to Fairmount Santrol Holdings Inc.	$(90,831)	$37,913	$(92,135)	$170,450

Earnings per share
Basic	$(0.56)	$0.24	$(0.57)	$1.08
Diluted	$(0.56)	$0.23	$(0.57)	$1.03

Weighted average number of shares outstanding
Basic	161,433,248	160,542,636	161,296,933	157,949,664
Diluted	161,433,248	167,025,422	161,296,933	166,277,124

Fairmount Santrol

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Year Ended December 31,
	2015	2014
	(in thousands, except per share amounts)
Net income (loss)	$(91,930)	$170,623
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	62,218	54,111
Amortization	11,416	11,991
Write-off of deferred financing costs	864	—
Write-off and impairment of intangibles and long-lived assets	7,954	200
Impairment of goodwill	69,246	—
Inventory reserve adjustment	1,591	—
(Gain) loss on sale of fixed assets	8,712	854
Unrealized loss on interest rate swaps	49	208
Deferred income taxes	20,983	37,810
Stock compensation expense	4,525	16,571
Change in operating assets and liabilities, net of acquired balances:
Accounts receivable	129,686	(66,406)
Inventories	59,527	(13,264)
Prepaid expenses and other assets	(3,272)	(23,454)
Accounts payable	(38,698)	(1,456)
Accrued expenses	(6,877)	17,488

Net cash provided by operating activities	235,994	205,276

Cash flows from investing activities
Proceeds from sale of fixed assets	—	5,160
Capital expenditures	(113,750)	(143,491)
Purchase of business and assets	(250)	—

Net cash used in investing activities	(114,000)	(138,331)

Cash flows from financing activities
Proceeds from issuance of term loans	—	41,000
Payments on term debt	(13,532)	(12,512)
Change in other long-term debt and capital leases	(6,975)	(4,830)
Proceeds from borrowing on revolving credit facility	—	32,267
Payments on revolving credit facility	—	(73,000)
Settlement of contingent consideration	—	(9,600)
Proceeds from option exercises	1,767	6,540
Purchase of treasury stock	—	(662)
Tax effect of stock options exercised and dividend equivalents	(1,472)	15,735
Distributions to non-controlling interest	(301)	(702)
Financing costs	(4,578)	(1,913)

Net cash used in financing activities	(25,091)	(7,677)

Change in cash and cash equivalents related to assets classified as held-for-sale	(1,376)	—
Foreign currency adjustment	(964)	(160)

Increase in cash and cash equivalents	94,563	59,108

Cash and cash equivalents:
Beginning of period	76,923	17,815

End of period	$171,486	$76,923

Fairmount Santrol

Condensed Consolidated Balance Sheets

(unaudited)

	December 31, 2015	December 31, 2014
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$171,486	$76,923
Accounts receivable, net	73,566	206,094
Inventories	70,494	131,613
Deferred income taxes	—	5,158
Prepaid expenses and other assets	39,910	40,766
Current assets classified as held-for-sale (includes cash, accounts receivable, inventories, and property, plant, and equipment)	4,218	—

Total current assets	359,674	460,554
Property, plant and equipment, net	870,997	841,274
Deferred income taxes	834	—
Goodwill	15,301	84,677
Intangibles, net	96,482	100,769
Other assets	25,671	26,742

Total assets	$1,368,959	$1,514,016

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$17,536	$17,274
Accounts payable	40,421	88,542
Accrued expenses	26,785	36,025
Current liabilities directly related to current assets classified as held-for-sale (includes accounts payable and accrued expenses)	934	—

Total current liabilities	85,676	141,841

Long-term debt	1,220,280	1,235,365
Deferred income taxes	89,569	74,351
Other long-term liabilities	33,802	28,985

Total liabilities	1,429,327	1,480,542

Equity
Common stock	2,391	2,387
Additional paid-in capital	776,705	771,888
Retained earnings	405,044	497,179
Accumulated other comprehensive income (loss)	(17,693)	(12,809)
Treasury stock at cost	(1,227,663)	(1,227,663)
Non-controlling interest	848	2,492

Total equity (deficit)	(60,368)	33,474

Total liabilities and equity	$1,368,959	$1,514,016

Fairmount Santrol

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Reconciliation of adjusted EBITDA
Net income (loss) attributable to Fairmount Santrol Holdings Inc.	$(90,831)	$37,913	$(92,135)	$170,450
Interest expense, net	16,077	9,797	62,242	60,842
Provision (benefit) for income taxes	(13,996)	23,565	(1,939)	77,413
Depreciation, depletion, and amortization expense	18,995	16,587	66,754	59,379

EBITDA	(69,755)	87,862	34,922	368,084

Non-cash stock compensation expense(1)	(2,655)	7,897	4,525	16,571
Management fees & expenses paid to sponsor(2)	—	38	—	864
Loss on disposal of assets(3)	7,288	—	7,915	1,921
Transaction expenses(4)	—	—	—	638
Impairment of long-lived assets(5)	299	—	2,635	—
Restructuring and other charges(6)	263	—	17,528	—
Write-off of deferred financing costs(7)	—	—	864	—
Impairment of goodwill(8)	69,246	—	69,246	—
Other non-recurring charges(9)	—	—	465	—
Initial Public Offering fees & expenses	—	4,575	—	9,213

Adjusted EBITDA	$4,686	$100,372	$138,100	$397,291

(1)	Represents the cost in the period for stock-based awards issued to our employees.
(2)	Includes fees and expenses paid to American Securities for consulting and management services pursuant to a management consulting agreement. The agreement was terminated upon the Initial Public Offering in October 2014.
(3)	Includes losses related to the sale and disposal of certain assets in property, plant, and equipment.
(4)	Expenses associated with evaluation of potential acquisitions of businesses, some of which were completed.
(5)	Expenses associated with the impairment of a foreign production facility.
(6)	Expenses associated with restructuring activities and plant closures, including pension withdrawal and other liabilities, asset impairments and severance payments.
(7)	Represents the write-off of deferred financing fees in relation to the amendment of our Revolving Credit Facility.
(8)	Expenses associated with the impairment of goodwill in the Proppant Solutions segment.
(9)	Expenses associated with an audit of our Employee Stock Bonus Plan.

Reconciliation of adjusted earnings
Net income (loss) attributable to Fairmount Santrol Holdings Inc.	$(90,831)	$37,913	$(92,135)	$170,450
After-tax effect of adjustments noted above*	46,258	2,768	59,192	7,582
Year-to-date tax liability due to change in effective tax rate	27,934	—	42,865	—

Adjusted Net income (loss) attributable to Fairmount Santrol Holdings Inc.	$(16,639)	$40,681	$9,922	$178,032

*Excludes non-cash stock compensation expense and uses a marginal tax rate of 40%

Earnings per share
Basic	$(0.56)	$0.24	$(0.57)	$1.08
Diluted	$(0.56)	$0.23	$(0.57)	$1.03

Adjusted earnings per share
Basic	$(0.10)	$0.25	$0.06	$1.13
Diluted	$(0.10)	$0.24	$0.06	$1.07

Weighted average number of shares outstanding
Basic	161,433,248	160,542,636	161,296,933	157,949,664
Diluted	161,433,248	167,025,422	161,296,933	166,277,124

Fairmount Santrol

Segment Reports

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(in thousands, except volume amounts)		(in thousands, except volume amounts)
Volume (tons)
Proppant Solutions
Raw sand	1,253,257	1,515,599	5,437,302	5,713,374
Coated proppant	114,414	375,719	766,456	1,475,095

Total Proppant Solutions	1,367,671	1,891,318	6,203,758	7,188,469

Industrial & Recreational Products	555,495	594,031	2,300,969	2,425,756

Total volumes	1,923,166	2,485,349	8,504,727	9,614,225

Revenue
Proppant Solutions	$107,480	$324,380	$710,083	$1,232,232
Industrial & Recreational Products	27,466	29,376	118,626	124,226

Total revenue	134,946	353,756	828,709	1,356,458

Segment contribution margin
Proppant Solutions	(67,364)	112,788	70,810	430,779
Industrial & Recreational Products	9,869	7,589	25,249	34,473

Total segment contribution margin	(57,495)	120,377	96,059	465,252

Adjusted segment contribution margin
Proppant Solutions
Segment contribution margin	(67,364)	112,788	70,810	430,779
Restructuring charges & other adjustments	76,833	—	82,357	—

Proppant Solutions adjusted segment contribution margin	9,469	112,788	153,167	430,779

Industrial & Recreational Products
Segment contribution margin	9,869	7,589	25,249	34,473
Restructuring charges & other adjustments	(410)	—	13,507	—

Industrial & Recreational Products adjusted segment contribution margin	9,459	7,589	38,756	34,473

Total adjusted segment contribution margin	18,928	120,377	191,923	465,252

Operating expenses excluded from segment contribution margin
Selling, general, and administrative expenses	12,617	22,295	53,118	74,475
Depreciation, depletion, and amortization expense	18,995	16,587	66,754	59,379
Stock compensation expense	(2,655)	7,897	4,525	16,571
Corporate restructuring charges and other operating expense	2,289	2,551	2,299	3,163
Interest expense, net	16,077	9,797	62,242	60,842
Other non-operating expense	—	39	990	2,786

Income (loss) before provision for income taxes	$(104,818)	$61,211	$(93,869)	$248,036